Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Lazydays Holdings, Inc. on Form S-8 of our report dated March 22, 2019, with respect to our audits of the consolidated financial statements of Lazydays Holdings, Inc. and Subsidiaries as of December 31, 2018 (Successor) and December 31, 2017 (Predecessor) and for the period from March 15, 2018 to December 31, 2018 (Successor), for the period from January 1, 2018 to March 14, 2018 (Predecessor) and for the year ended December 31, 2017 (Predecessor) appearing in the Annual Report on Form 10-K of Lazydays Holdings, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp
Melville, NY
June 5, 2019